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                                                                     Exhibit 2.5


                               FIRST AMENDMENT TO
                          PURCHASE AND SALE AGREEMENT

     FIRST AMENDMENT, dated as of July 20, 1998, among Granite Broadcasting Corporation (the "Buyer"), Pacific FM Incorporated, ("Pacific"), and James J. Gabbert and Michael P. Lincoln (collectively, "Stockholders"), to the Purchase and Sale Agreement, dated as of October 3, 1997, among Buyer, Pacific and Stockholders (the "Agreement").

     The parties hereto agree that the Agreement is hereby amended as follows:

     1.  Section 1.1 of the Agreement is hereby amended as follows:

         (a) The definition of "Accrued Pacific Taxes" is hereby amended and restated in its entirety as follows:

         "Accrued Pacific Taxes" means all Taxes of Pacific and its Subsidiaries accruing during any tax period ending on or prior to the Closing Date, including but not limited to Taxes attributable to: (i) the direct or indirect transfer and assignment of the Excluded Pacific Assets from Pacific and its Subsidiaries to Stockholder Co. and the assumption by Stockholder Co. of the Excluded Pacific Liabilities; and (ii) the distribution of the stock of Next Century Aviation, Inc., a California company, from Pacific to the Stockholders or Stockholder Co.

         (b) The definition of "Stockholder Co." is hereby amended and restated in its entirety as follows:

         "Stockholder Co." means Next Century Enterprises, a California company wholly-owned by Stockholders, that shall be assigned all the Excluded Pacific Assets and assume all of the Excluded Pacific Liabilities (other than those released by Next Century Aviation) prior to the Closing.

         (c) The following new definitions are hereby added to Section 1.1 of the Agreement:

             (i) "Closing Escrow Agreement" means the Escrow Agreement, dated as of the date hereof, among Buyer, Pacific, James J. Gabbert, individually and as Agent, and the Escrow Agent.

             (ii) "Escrow Agent" means Citibank, N.A.



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             (iii) "Finova Loans" means the loans made by Finova Capital
         Corporation pursuant to the Amended and Restated Loan Agreement, dated as of August 17, 1995, among Pacific, Finova Capital Corporation ("Finova") (formally known as Greyhound Financial Corporation) in its individual capacity and as agent for all Lenders, as amended as of September 29, 1995 and as further amended on October 17, 1996, the aggregate principal amount thereof plus accrued interest thereon is $5,450,588.89 as of the date hereof.

             (iv) "Finova Payment Obligation" means Pacific's interest and principal obligations under the Finova Loans.

             (v) "Past Due Programmer Contracts" means those programming contracts listed on Schedule 1-G hereto.

             (vi) "Past Due Programming Payment Obligations" means Pacific cash payment obligations under the Past Due Programming Contracts, evidenced by the Note listed on Schedule 1-G not to exceed the amounts listed adjacent to the Note on Schedule 1-G.

             (vii) "Sony Contract" means the Purchase Money Security Agreement, dated March 21, 1994, by and between Sony Electronics, Inc. and Pacific FM Incorporated (d/b/a KOFY-TV) and the Purchase Money Security Agreement, dated May 8, 1995, by and between Sony Electronics, Inc. and Pacific FM Incorporated (d/b/a/ KOFY-TV).

             (viii) "401(k) Plan" has the meaning set forth in Section 10.3.2 hereof.

     2. Section 2.2.1 of the Agreement is hereby amended and restated in its entirety as follows:

        "2.2.1 Purchase Price. The Purchase Price for the shares of Pacific's Common Stock to be sold and transferred pursuant to this Agreement shall be $73,312,500, less (i) $5,540,588.89, the amount of Finova Payment Obligation, and less (ii) $698,973.00, the amount of the Past Due Program Obligations, subject to adjustment pursuant to Sections 2.2.2 and 2.2.3 below. At the Closing, Buyer will pay: (a) to Agent, the Purchase Price, as adjusted pursuant to Sections 2.2.2 and 2.2.3 below, less the amount of the Deposit and $1,000,000; and (b) to the Escrow Agent $1,000,000 to be held in escrow by the Escrow Agent pursuant to the Closing Escrow Agreement."


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     3. Section 2.2.4 (a) of the Agreement is hereby amended and restated in its entirety as follows:

        (a) "Payment of Estimated Purchase Price at Closing." The Purchase Price, adjusted by the estimated Closing adjustments pursuant to Section 2.2.3(b), is referred to as the "Estimated Purchase Price." The Estimated Purchase Price shall be paid as follows: (a) to Agent and Agent's designees (as designated in Agent's written instruction to Buyer prior to Closing), at Closing, by wire transfer, in immediately available funds, the Estimated Purchase Price less the amount of the Deposit and $1,000,000; and (b) to the Escrow Agent $1,000,000 to be held by the Escrow Agent pursuant to the terms and conditions of the Closing Escrow Agreement.

     4. Section 2.4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

        "2.4.2 Retained Obligations Relating to KOFY." Subject to the provisions of Sections 2.4.3 below, the following obligations shall be the only obligations or other Liabilities of Pacific and/or its Affiliates not assumed by Stockholder Co. (or retained by Next Century Aviation, Inc., which shall be spun off to the Stockholders in accordance with Section
     7.1.23 hereof) immediately prior to Closing (collectively, the "Included Pacific Obligations"): (a) the obligations of Pacific arising subsequent to, and relating solely to, the operations of KOFY after the Effective Time, under (i) all Contracts, commitments and leases of Pacific included in the Broadcasting Assets, and set forth on Schedules 1-A, 1-B and 1-C, in effect as of October 3, 1997, (ii) the Sony Contract (up to an amount not to exceed $250,000) and the 401(k) Plan and (iii) all Contracts, commitments, leases and amendments, renewals and other modifications thereof that are entered into by Pacific in connection with KOFY between October 3, 1997 and the Closing Date as expressly permitted by and subject to the terms of this Agreement; (b) any other Prorated Obligations which accrued prior to the Effective Time to the extent that the Purchase Price has been reduced therefor in accordance with Section 2.2 hereof; (c) any other Prorated Obligations which accrue after the Effective Time; (d) Finova Payment Obligations up to an amount not to exceed $5,540,588.89 and
     (e) Past Due Programming Payment Obligations up to an amount not to exceed $698,973.00. It is understood and agreed that Included Pacific Obligations shall not included trade or other accounts payable, accrued payroll, employee sales commissions, payroll taxes, or unemployment taxes, that are not Prorated Obligations,


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     any obligations relating to any funded or other indebtedness (other then
     Finova Payment Obligations up to an amount not to exceed $5,540,588.89 and Past Due Programming Payment Obligations not to exceed $698,973.00) or under any Employee Benefit Plans, collective bargaining agreements, Accrued Pacific Taxes or any other Excluded Pacific Liabilities.

     5. Section 4.4.3 of the Agreement is hereby amended and restated in its entirety as follows:

        "4.4.3 No Commitments. There are no outstanding contractual obligations of Pacific or any Affiliate of Pacific to repurchase, redeem, otherwise acquire, or otherwise make any payment with respect to any shares of Pacific Common Stock or any beneficial or other ownership interest of any Subsidiary of Pacific or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Pacific or any other Person."

     6. Section 7.1.23 of the Agreement is hereby amended and restated in its entirety to read as follows:

        (a) 7.1.23 Excluded Pacific Assets and Excluded Pacific Liabilities. Immediately prior to the Closing, Pacific shall assign all of the Excluded Pacific Assets (other than the 401(k) Plan), including all capital stock of Next Century Aviation, Inc., to Stockholder Co. (the Securities of which at all times since its incorporation have been, and will continue through the Closing to be, wholly-owned by Stockholders), and shall have no Liability, responsibility or obligation, whether direct or indirect, absolute, accrued, contingent or otherwise, or due or to become due, asserted or unasserted, matured or unmatured, for any of the Excluded Pacific Liabilities (which shall be assumed by Stockholder Co. or, in the case of Liabilities of Next Century Aviation, retained in Next Century Aviation).

     7. Section 9.2.2 of the Agreement is hereby amended and restated in its entirety as follows:

        "9.2.2 Pacific's Subsidiaries and Shareholder Co.'s Articles of Incorporation. A copy of each of Pacific's Subsidiaries' articles of incorporation certified by the Secretary of State of California and any other formation documents together with a certificate from the Secretary or any Assistant Secretary of each of Pacific's Subsidiaries and Stockholder Co. certifying such Subsidiary's and Stockholder Co.'s bylaws, respectively."


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     8. Section 9.2.3 of the Agreement is hereby amended and restated in its entirety as follows:

        "9.2.3 Good Standing Certificates. Certificates of good standing or subsistence, dated no earlier than seven days prior to the Closing and tax certificates dated as of the closest practicable date prior to the Closing Date as to Pacific, each of its Subsidiaries and Stockholder Co. from the Secretary of State of its state of incorporation and each other jurisdiction where such entity owns any material assets."

         9. Section 10.3.2 of the Agreement is hereby amended and restated as follows:

        "10.3.2 Assumption of Plan Liability by Stockholder Co. Effective as of the Closing Date, Stockholder Co. shall assume the Pacific Benefit Plans (other than the Pacific FM, Inc. Retirement Plan (the "401(k) Plan") and honor or cause its insurance carriers to honor, in accordance with the terms of such plans, all claims for benefits incurred by any employees (or their dependents or beneficiaries) under such plans."

     10. The Agreement is hereby amended to add the following Sections 21.22 and 21.23:

        "21.22 Release.

        21.22.1 Satisfaction of Commitments. Stockholders represent, warrant and covenant that: (a) the contract set forth on Schedule 21.22(a) hereto (the "Release") remains in full force and effect, enforceable against the parties thereto and no party thereto has breached the Release in any respect; (b) Pacific has satisfied all of its payment obligations under the Release in full on or prior to the time periods such payments were required, including the payment (i) of $200,000 made on September 17, 1997, and (ii) of $1,842,213.70, made on January 2, 1998, evidenced by the receipt, attached hereto as Schedule 22.22(b).

        21.22.2 Assumption of Liabilities. Notwithstanding anything to the contrary contained herein, Stockholders, jointly and severally, hereby assume all Liabilities and other obligations of Pacific, Stockholders and any of their Affiliates under the Release and each document referenced therein, or contemplated thereby.

        21.23 Pre-Closing Taxes.


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        21.23.1 Pacific represents, warrants and covenants that:

         (a) Attached hereto as Schedule 21.23.1 are true, correct and complete copies of the calculations of Pacific's Tax Liabilities for all periods beginning on or after July 1, 1997 and ending on or prior to the Closing;

         (b) After payment of the taxes listed on Schedule 21.22.3, Pacific shall have no further Tax Liabilities for the periods included on Schedule 21.23.1."


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     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.


                                GRANITE BROADCASTING CORPORATION

                                By:       /s/ Lawrence I. Wills
                                    -----------------------------------------
                                Name: Lawrence I. Wills
                                     ----------------------------------------
                                Title: Vice President--Finance and Controller
                                       --------------------------------------


                                PACIFIC FM INCORPORATED

                                By:       /s/ James J. Gabbert
                                    -----------------------------------
                                Name:       James J. Gabbert
                                    ---------------------------------
                                Title:      President
                                      --------------------------------


                                           /s/ James J. Gabbert
                                  --------------------------------------
                                  James J. Gabbert

                                           /s/ Michael P. Lincoln
                                  --------------------------------------
                                  Michael P. Lincoln


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